Exhibit 99.1

DOMINION RESOURCES BLACK WARRIOR TRUST

Press Release

Dominion Resources Black Warrior Trust Announces Further

Updated Information on Walter Energy, Inc. Bankruptcy Proceedings

DALLAS, September 16, 2015 /PRNewswire/ — As previously announced, Southwest Bank, the trustee of the Dominion Resources Black Warrior Trust (the “Trust”) was informed by Walter Energy, Inc., the parent of Walter Black Warrior Basin LLC (the “Company”), stating that it, together with certain of its subsidiaries and affiliates, including the Company (“Debtors”) filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code with the United States District Court for the Northern District of Alabama Southern Division on July 15, 2015 and that it has an agreement with lenders regarding a pre-negotiated restructuring plan. In the letter, Walter Energy, Inc. advised the Trust that it is not permitted to pay obligations that arose prior to July 15, 2015, including royalty payments. Specifically, the Trustee was informed by Walter Energy, Inc. that it will not be paying the distribution to the Trust, which would normally be paid by August 14, and normally would include royalty payments for the production months of April, May and June 2015, as well as the portion of any future quarterly distributions relating to production attributable to periods prior to July 15, 2015. The Trustee has received no assurances regarding the status of distributions relating to production for periods after July 15, 2015.

On the date the bankruptcy was filed – in a series of “first day motions” – the Debtors filed motions relating to the use of cash collateral and cash management, which provide that cash held by the Debtors and certain other property constitute collateral of the Debtors’ lenders subject to protective liens and permit use of a “zero balance” cash management system where receipts from operations including Debtors’ gas operations could be swept into certain concentration or disbursement accounts containing other cash. The motions do not separately segregate or provide separate treatment for production proceeds relating to the Trust’s overriding royalty interests. The Trustee filed (i) a motion asking the court to reconsider and amend the Debtors’ cash management order to provide for segregation of production proceeds relating to the Trust’s overriding royalty interests, (ii) an objection to the cash collateral motion seeking protections based on the Debtors’ use of the production proceeds, and (iii) a separate lawsuit seeking various forms of relief including a temporary restraining order for segregation of production proceeds relating to the Trust’s overriding royalty interests and judicial confirmation that such proceeds are not property of the Debtor’s bankruptcy estate.

A hearing was held August 18, 2015 where the court denied the Trust’s motion to reconsider the Debtors’ cash management order and denied the Trust’s request for a temporary restraining order. Subsequently, the Trustee dismissed the lawsuit, but continued to urge its objections in connection with the Debtors’ cash collateral motion. A hearing on the Trust’s objection (and other objections) to the Debtors’ cash collateral motion was held September 2 and 3, 2015. On September 14, 2015, the court issued its ruling on the Debtors’ cash collateral motion and denied the Trustee’s request for protections based on the Debtors’ use of the production proceeds including segregation of the production proceeds and a requirement for continued distributions of production proceeds to Dominion in the ordinary course of business. The Trustee continues to evaluate legal options with respect to the Trust.

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Contact:

Ron Hooper

Senior Vice President

Southwest Bank, Trustee

Toll-free – 1-855-588-7839